Exhibit 99.1

Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

EMPIRE RESOURCES ANNOUNCES THIRD QUARTER RESULTS AND COMMENTS ON THE INVESTIGATION OF ITS PRINCIPAL SUPPLIER FOR ANTI-DUMPING VIOLATIONS

Fort Lee, NJ November 10, 2003 - Empire Resources, Inc. (AMEX: ERS) a distributor of value added, semi-finished aluminum products, today announced net income for the three and nine months ended September 30, 2003 of $887,000 and $2,747,000 as compared to $658,000 and $2,030,000 for the same periods in 2002. Net sales for the three and nine months were $46,645,000 and $138,455,000 as compared to $40,567,000 and $118,821,000 for the same periods in 2002. Net sales increased 15% for the three month period and 17% for the nine month period as compared to the prior year.

The Company also announced that on October 16, 2003, Alcoa, Inc. filed a petition with the Department of Commerce ("DOC") and the International Trade Commission ("ITC") for the imposition of anti-dumping duties on imports of certain aluminum rolled plate from Hulett Aluminum, Ltd. ("Hulett"), the Company's principal supplier. The petition relates to one specific product produced by Hulett - Series 6000 Aluminum Rolled Plate. Hulett produces numerous other products that the Company presently imports. Hulett announced that it will contest the allegations, which it believes are flawed. It is expected that the investigation could take up to a year to complete.

The Company is unable to assess the specifics of the allegations against Hulett at this time as the key economic data has been redacted from the petition. Counsel has advised the Company that, in general, anti-dumping duties may only be assessed prospectively. According to counsel, two conditions must be met for an anti-dumping duty to be assessed. First, the DOC must decide that the product is being sold in the United States at less than fair value. Second, the ITC must determine that the United States' industry is materially injured or threatened with material injury by reason of the imports.

The Company has been assured by Hulett that it will continue to ship the product, pending the results of the investigation. In the event that Hulett, in the future, ceases supply of the product and if the Company is unable to secure an alternative source of supply for the product at comparable volumes and prices, the Company's future results of operations could be adversely affected. Sales of the product, subject to the petition, in the nine-months ended September 30, 2003 represented approximately 17% of the Company's revenues for the period.

Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the timetable and scope of the anti-dumping investigation, the volume of aluminum alloy rolled plates sold by the Company, other components of the Company's revenue, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission.

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com

                                 (Table Follows)

                            *            *            *

Condensed Consolidated Statements of Income (unaudited)
In thousands, except per share amounts



                                                         Three Months Ended                   Nine Months Ended
                                                           September 30,                         September 30,
                                                   --------------------------             ---------------------------
                                                     2003               2002                 2003                2002
                                                   --------------------------             ---------------------------
Net sales                                          $46,645            $40,567              $138,455           $118,821
Cost of goods sold                                  43,373             37,763               128,670            110,501
                                                   -------            -------              --------           --------
Gross profit                                         3,272              2,804                 9,785              8,320
Selling, general and administrative expenses         1,514              1,461                 4,525              4,228
                                                   -------            -------              --------           --------
Operating income                                     1,758              1,343                 5,260              4,092
Interest expense                                       251                274                   726                801
                                                   -------            -------              --------           --------
Income before income taxes                           1,507              1,069                 4,534              3,291
Income taxes                                           620                411                 1,787              1,261
                                                   -------            -------              --------           --------
Net income                                          $  887             $  658              $  2,747            $ 2,030
                                                   =======            =======              ========           ========
Weighted average shares outstanding:
     Basic                                           9,469              9,676                 9,445             10,261
                                                     =====              =====                 =====             ======
     Diluted                                         9,784              9,819                 9,638             10,399
                                                     =====              =====                 =====             ======

Earnings per share:
     Basic                                          $0.09               $0.07                 $0.29              $0.20
                                                    =====               =====                 =====              =====
     Diluted                                        $0.09               $0.07                 $0.29              $0.20
                                                    =====               =====                 =====              =====
